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                                                                      EXHIBIT 12

                           TENNECO CREDIT CORPORATION
                         AND CONSOLIDATED SUBSIDIARIES

                        COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                                  (UNAUDITED)

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
                                                                  (THOUSANDS)
                                                                 THREE MONTHS
                                                                     ENDED
                                                                   MARCH 31,
                                                                ---------------
                                                                 1995    1994
                                                                ------- -------
Net income..................................................... $ 5,229 $17,923
Add:
 Interest expense..............................................  22,534  35,826
 Income taxes..................................................   3,359  12,146
                                                                ------- -------
   Earnings as defined......................................... $31,122 $65,895
                                                                ======= =======
Fixed charges--interest expense................................ $22,534 $35,826
                                                                ======= =======
Ratio of earnings to fixed charges.............................    1.38    1.84
                                                                ======= =======
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